Filed pursuant to Rule 424(b)(3)

File No. 333-182740

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated August 3, 2012)

Medgenics, Inc.

6,670,680 Shares of Common Stock

This is a prospectus supplement to the prospectus dated August 3, 2012 (as supplemented, the “Prospectus”), relating to the potential offer and sale by the selling stockholders identified in the Prospectus (or in supplements or amendments to the Prospectus) from time to time of up to 6,670,680 shares of common stock of Medgenics, Inc.

This prospectus supplement supplements the Prospectus to include a selling stockholder not previously listed in the Prospectus. Accordingly, the table under the caption “Selling Stockholders” beginning on page 25 of the Prospectus is supplemented by adding to it the party listed below:

	Number of shares		Number of		Number of shares owned	Percentage of shares owned
	owned before		shares offered		after the	after the
Name*	the offering		hereby		offering	offering

Adam J. Kaliner	8,036	(182)	8,036	(182)	0	0%

(182)	Consists of shares of common stock issuable upon the exercise of 2010 Debenture Warrants.

The foregoing information is based upon information provided to us by or on behalf of the selling stockholder listed in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including Prospectus Supplement No. 1 dated June 5, 2014 and any other supplements or amendments to the Prospectus. You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

The date of this prospectus supplement is February 4, 2015.